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                                                                      EXHIBIT 11

                       UNION PACIFIC RESOURCES GROUP INC.

                        COMPUTATION OF EARNINGS PER SHARE
                              (Shares in Thousands)
                                   (Unaudited)

                                                                          Six Months Ended
                                                                               June 30,
                                                                      ---------------------------
                                                                          1998            1997
                                                                      -----------     -----------
Basic weighted average number of shares outstanding .............         247,637         250,128

Dilutive weighted average shares issuable on exercise of stock
     options less shares repurchasable from proceeds ............             551             876
                                                                      -----------     -----------

Diluted weighted average number of common and common
     equivalent shares ..........................................         248,188         251,004
                                                                      ===========     ===========



Net income (millions) ...........................................     $      13.9     $     191.6
                                                                      ===========     ===========


Earnings per share - basic ......................................     $      0.06     $      0.77
                                                                      ===========     ===========
Earnings per share - diluted ....................................     $      0.06     $      0.76
                                                                      ===========     ===========